Operations Update

DENVER, CO – June 25, 2013 --- Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”), today announced its results for recently completed operated wells and an update on well development.

Highlights

•	Emerald’s second operated Bakken well (Arsenal 1-17-20H) produced 22,558 barrels of oil equivalent (BOE) during the first 30 days of production or an average of 761 barrels of equivalent per day (BOEPD) with an initial peak 24 hour rate of 1,638 BOEPD.
•	Emerald’s third operated Bakken well (Caper 1-15-22H) produced 16,137 BOE during the first 11 days of production or an average of 1,543 BOEPD with an initial peak 24 hour rate of 2,063 BOEPD; this production rate currently exceeds the initial results of the Pirate well.
•	Emerald recently completed the Mongoose 1-8-5H and will facture stimulate the Slugger 1-16-21H next.
•	Emerald currently has two rigs drilling its seventh and eighth operated wells.

Production from the Arsenal and Caper Wells

In mid-May, Emerald completed its second operated Bakken well, the Arsenal 1-17-20H. The well was completed with 34 frac stages. The well produced 22,558 BOE during the first 30 days of production or an average of 761 BOEPD with an initial peak 24 hour rate of 1,638 BOEPD.

In early June, the Company completed its third operated Bakken well, the Caper 1-15-22H. The initial peak 24 hour rate for the well was 2,063 BOEPD. The Caper produced Emerald’s highest initial peak rate for an operated well to date. The initial results of the Caper exceed Emerald’s first operated well, the Pirate 1-11-2H. The Pirate had an initial peak 24 hour rate of 1,801 BOEPD. The Caper produced 16,137 BOE during the first 11 days of production or an average of 1,543 BOEPD, which is 14% more than the Pirate well produced in the same period of time.

Operating Well Development Program

Emerald recently completed the Mongoose 1-8-5H well and will soon begin fracture stimulating the Slugger 1-16-21H well in the middle Bakken formation in McKenzie County, North Dakota. Emerald will release production results of the next group of wells when it announces second quarter earnings the first week of August.

The Company recently finished drilling the Talon 1-9-4H well. Emerald received its second rig in mid-June and is currently drilling the Hot Rod 1-27-26H and Excalibur 5-25-36H wells. After these two wells are drilled, the Company plans to fracture stimulate the wells as soon as possible.

Management Comments

McAndrew Rudisill, Emerald’s Chief Executive Officer, stated, “The results of our Arsenal well and early indications from our Caper well continue to demonstrate the technical strength of our operating team. We are pleased that the results of our first three operated wells exceed our modeled type curve for the Low Rider Area where we continue to add acreage. Emerald is at a meaningful turningpoint in our operated production growth profile as operated wells continue to come on stream. Now that we have two rigs running on a continuous basis, production and cash flow will accelerate during the second half of the year. We are actively working on placing more proppant per frac stage in each of our wells because we believe proppant concentration per stage has a direct correlation with superior well results. There is still a lot to be gained from enhancing fracture stimulation design and we are working on refining this technology. Simultanesouly, Emerald is focused on driving our capital costs down through reducing our drilling days with more efficient and fit for purpose rigs, and using the most advanced measurement while drilling (MWD) tools.”

About Emerald Oil, Inc.

Emerald Oil, Inc. is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations. Emerald Oil is based in Denver, Colorado. More information about Emerald Oil can be found at www.emeraldoil.com or by calling investor relations at (303) 323-0008 x200.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this release may include statements regarding expectations regarding the Company’s operational, exploration and development plans and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Investor Relations Contact:

Emerald Oil, Inc.

Marty Beskow

Vice President of Finance / Capital Markets

(303) 323-0008 ext. 107

info@emeraldoil.com

www.emeraldoil.com